Certificate of Registration
on Change of Name

This is to certify that

THERMADYNE AUSTRALIA PTY LTD

Australian Company Number 071 843 028

did on the twenty-seventh day of September 2012 change its name to

VICTOR TECHNOLOGIES AUSTRALIA PTY LTD

Australian Company Number 071 843 028

The company is a proprietary company.

The company is limited by shares.

The company is registered under the Corporations Act of 2001 and is taken to be registered in Victoria and the date of commencement of registration is the seventeenth day of November, 1995.

Issued by the
Australian Securities and Investments Commission
on this twenty-seventh day of September, 2012.

/s/ Greg Medcraft

Greg Medcraft
Chairman